Exhibit 99.1

Orexigen Therapeutics Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2016

SAN DIEGO, March 28, 2017 /PRNewswire/ — Orexigen Therapeutics, Inc. (Nasdaq: OREX) today announced business and financial results for the fourth quarter and year ended December 31, 2016.

“Last year was a year of transformational progress for Orexigen, beginning with the re-acquisition of the rights to Contrave® in the United States. Commencing early March, the team at Orexigen demonstrated remarkable focus, executing on a myriad of projects and deals which reshaped and strengthened our Company while rewarding us full control of our FDA approved product,” said Mike Narachi, CEO of Orexigen. “Last year we built a fully-operational, high-quality commercial infrastructure in a matter of months. We re-positioned Contrave to focus on the attributes that we believe mattered most to patients, and launched an impactful, broadly-integrated patient campaign along with direct-to-consumer advertising in December. With an established platform to drive growth, and an unwavering commitment to our mission of helping improve the health and lives of patients struggling to lose weight, we are excited for the remainder of 2017.”

Adding to Mike’s comments, Dr. Thomas Cannell, Chief Operating Officer and President of Global Commercial Products said, “As a result of the efforts that began in 2016, early 2017 prescription trends for Contrave in the United States appear to have entered a new phase of growth. By the first week of March, prescription volumes exceeded their prior peak and continue to trend above prior highs– all with approximately half the average annual commercial spend invested during the first two years on the market. Outside the United States we continue to make substantial progress for the Contrave / Mysimba brand, which is now partnered in 39 total countries.”

Looking ahead to the rest of 2017, Orexigen is firmly committed to growing global net sales of the Contrave / Mysimba brand, carefully managing operating expenses, and continuing to support patients in innovative and effective ways, like better assisting patient access through the nationwide expansion of a digital health platform, telemedicine pilot and home-delivery pharmacy.

2016 business highlights:

•	Acquired the U.S. rights to Contrave from Takeda in a deal announced on March 15, 2016

•	Raised $165 million in a convertible note offering, with proceeds intended to fund the acquisition and commercialization of Contrave in the U.S.

•	Built a robust commercial infrastructure for Orexigen in the U.S., including a dedicated sales force of 160 contract sales professionals

•	Transferred responsibility for U.S. Post Marketing Required (PMR) clinical studies and Regulatory/Pharmacovigilance reporting from Takeda to Orexigen and continued delivery of high-quality PMR data, on schedule, to meet the requirements of U.S. and EU regulatory authorities

•	Launched a new physician-centered campaign with the Orexigen sales force on August 1, 2016

•	Launched a new patient-focused campaign with direct-to-consumer advertising on December 26, 2016, leveraging high-profile television, print and digital media outlets

•	Launched an innovative telemedicine pilot program to enable online physician consultation, diagnosis, prescription issuance and fulfilment, and home delivery of Contrave in California and Texas

•	Signed partnerships spanning 37 additional countries; key territories include Central and Eastern Europe, Spain, the United Kingdom, Ireland, Australia, New Zealand and the Middle East

•	Announced early-stage development programs targeting two high-profile therapeutic areas: analgesia, with reduced addiction and abuse potential, and medication-assisted addiction management

•	Reduced outstanding indebtedness on favorable terms through an open-market purchase and retirement of $35 million of 2.75% convertible notes

Business and financial results for the three months ended December 31, 2016

According to IMS Health, 140,755 total prescriptions of Contrave® (naltrexone HCl and bupropion HCl extended-release tablets) were filled in the fourth quarter of 2016, as compared to 185,944 total prescriptions filled in the fourth quarter of 2015.

Orexigen reported fourth quarter 2016 revenue of $13.9 million, as compared to $4.9 million in the fourth quarter of 2015. The increase was primarily attributable to Orexigen recording U.S. net sales of Contrave as a result of acquiring U.S. rights to Contrave from Takeda, whereas in the fourth quarter of 2015 Orexigen’s revenue included royalties earned on Takeda’s sales of Contrave in the U.S.

Total operating expenses for the fourth quarter of 2016 were $52.6 million compared to $17.8 million for the fourth quarter of 2015. This overall increase in operating expense was due primarily to an increase in costs to establish and manage sales, marketing and distribution capabilities associated with commercializing Contrave in the United States, including the launch of the national, dynamic direct-to-consumer advertising campaign. In addition, the fourth quarter of 2016 also included $3.9 million of non-cash expense from the amortization of intangible assets and a change in the fair market value of contingent consideration related to the acquisition of Contrave in 2016.

For the three months ended December 31, 2016, Orexigen reported a net loss of $24.6 million, or $1.69 per share, as compared to a net loss of $17.8 million, or $1.22 per share, for the fourth quarter of 2015.

Financial results for the year ended December 31, 2016

Annualized prescription data from IMS Health indicated 691,279 total prescriptions for Contrave were filled in 2016, as compared to 665,388 total prescriptions filled in 2015.

Revenues for the year ended December 31, 2016 increased to $33.7 million from $24.5 million in 2015. The increase of approximately $9.2 million was primarily due to $22.0 million of net sales being recorded by Orexigen in 2016, offset by a $4.7 million decrease in royalties and an $8.1 million decrease in milestone amortization revenue resulting from our acquisition of Contrave last year.

Total operating expenses for 2016 were $82.7 million, including a one-time, non-cash settlement gain of $80.2 million which resulted from the elimination of previously-recorded, pre-existing deferred revenue. That deferred revenue was associated with upfront and launch milestone payments received in prior years from Takeda, which were being amortized into revenue over the estimated life of the Takeda collaboration. As a result of the completed acquisition of U.S. rights to Contrave, the remaining balance was eliminated and recorded as a non-cash gain in operating expense in 2016. Excluding this non-cash gain, and other business combination accounting adjustments totaling $6.3 million, operating expenses would have been $156.6 million in 2016 compared to $84.5 million for 2015. The increase was driven primarily by SG&A expenses associated with the hiring and building out of the commercial organization and the launch of Contrave by Orexigen’s own sales and marketing team. A reconciliation of full year 2016 GAAP to non-GAAP operating expense is presented at the end of this press release.

For the year ended December 31, 2016, Orexigen reported a net loss of $24.5 million, or $1.68 per share, as compared to a net loss of $68.7 million, or $5.24 per share for 2015. The 2016 net loss benefitted from the above-mentioned non-cash gain related to deferred revenue, and other one-time events including a non-cash gain associated with the repurchase of convertible debt in December.

As of December 31, 2016, Orexigen had $182.5 million in cash, restricted cash and investments and an additional $11.5 million in marketable securities, for a total of $194.0 million.

Non-GAAP Financial Measures

This press release includes information relating to non-GAAP operating expense, which the Securities and Exchange Commission has defined as a “non-GAAP financial measure.” Non-GAAP operating expense has been included in this press release because it disregards certain one-time non-recurring accounting charges and therefore aids Orexigen management and its board of directors in understanding and comparing the financial performance for the quarter to core operating performance and trends, and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

Non-GAAP operating expense has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of Orexigen’s financial results as reported under GAAP. For example, non-GAAP operating expense does not take into account certain non-recurring non-cash charges associated with the acquisition of the rights to Contrave from Takeda.

Because of these limitations, you should consider non-GAAP operating expense alongside other financial performance measures, including GAAP operating expense. For a reconciliation of non-GAAP financial measures to the nearest comparable GAAP measures, see the non-GAAP reconciliations included below in this press release.

Conference Call Today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)

The Orexigen management team will host a teleconference and webcast to discuss the fourth quarter and full year 2016 financial results and recent business highlights. The live call may be accessed by phone by calling (888) 771-4371 (domestic) or (847) 585-4405 (international), participant code 44520315. The webcast can be accessed live on the Investors section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Contrave and Mysimba

Contrave, approved by the United States Food and Drug Administration in September 2014, is indicated for use as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese), or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, type 2 diabetes mellitus or dyslipidemia). In the European Union, the medicine was approved in March 2015 with the brand name Mysimba.

The exact neurochemical effects of Contrave leading to weight loss are not fully understood. Contrave has two components: naltrexone, an opioid antagonist, and bupropion, a relatively weak inhibitor of the neuronal reuptake of dopamine and norepinephrine. Nonclinical studies suggest that naltrexone and bupropion have effects on two separate areas of the brain involved in the regulation of food intake: the hypothalamus (appetite regulatory center) and the mesolimbic dopamine circuit (reward system).

Four 56-week multicenter, double-blind, placebo-controlled Phase 3 clinical trials were conducted to evaluate the effect of Contrave in conjunction with lifestyle modification in 4,536 subjects randomized to Contrave or placebo. In these studies, the most common adverse reactions (≥5 percent) seen in patients taking Contrave included nausea, constipation, headache, vomiting, dizziness, insomnia, dry mouth, and diarrhea.

The clinical trial program also includes a double-blind, placebo-controlled cardiovascular outcomes trial known as the Light Study. The primary objective of this study was to evaluate the occurrence of major adverse cardiovascular events (MACE) in overweight and obese adults with cardiovascular risk factors receiving Contrave. A second study, designed to address post-approval requirements in both Europe and the United States, is planned in order to further evaluate cardiovascular outcomes.

Further information can be found at http://www.contrave.com/.

Important Safety Information for CONTRAVE and MYSIMBA

(naltrexone HCl and bupropion HCl) 8 mg/90 mg extended-release tablets

WARNING: SUICIDAL THOUGHTS AND BEHAVIORS; AND NEUROPSYCHIATRIC REACTIONS

Suicidality and Antidepressant Drugs

Not approved for use in the treatment of major depressive disorder or other psychiatric disorders. Contains bupropion, the same active ingredient as some other antidepressant medications (including, but not limited to, WELLBUTRIN, WELLBUTRIN SR, WELLBUTRIN XL, and APLENZIN). Antidepressants increased the risk of suicidal thoughts and behavior in children, adolescents, and young adults in short-term trials. These trials did not show an increase in the risk of suicidal thoughts and behavior with antidepressant use in subjects over age 24; there was a reduction in risk with antidepressant use in subjects aged 65 and older. In patients of all ages, monitor closely for worsening, and for the emergence of suicidal thoughts and behaviors. Advise families and caregivers of the need for close observation and communication with the prescriber. Not approved for use in pediatric patients.

Neuropsychiatric Reactions in Patients Taking Bupropion for Smoking Cessation

Serious neuropsychiatric reactions have occurred in patients taking bupropion for smoking cessation. The majority of these reactions occurred during bupropion treatment, but some occurred in the context of discontinuing treatment. In many cases, a causal relationship to bupropion treatment is not certain, because depressed mood may be a symptom of nicotine withdrawal. However, some of the cases occurred in patients taking bupropion who continued to smoke. Although not approved for smoking cessation, observe all patients for neuropsychiatric reactions. Instruct the patient to contact a healthcare provider if such reactions occur.

Contraindications

Contraindicated in: uncontrolled hypertension; seizure disorder or a history of seizures; use of other bupropion-containing products; bulimia or anorexia nervosa, which increase the risk for seizure; chronic opioid or opiate agonist (e.g., methadone) or partial agonists (e.g., buprenorphine) use, or acute opiate withdrawal; patients undergoing an abrupt discontinuation of alcohol, benzodiazepines, barbiturates, and antiepileptic drugs; use during/within 14 days following treatment with monoamine oxidase inhibitors (MAOIs)—there is an increased risk of hypertensive reactions when used concomitantly with MAOIs and use with reversible MAOIs such as linezolid or intravenous methylene blue is also contraindicated; known allergy to any component, anaphylactoid/anaphylactic reactions and Stevens-Johnson syndrome have been reported; pregnancy.

WARNINGS AND PRECAUTIONS

Suicidal Behavior and Ideation

All patients being treated with antidepressants for any indication should be monitored appropriately and observed closely for clinical worsening, suicidality, and unusual changes in behavior, especially during the initial few months of a course of drug therapy, or at times of dose changes, either increases or decreases. This warning applies because one component, bupropion, is a member of an antidepressant class.

Consideration should be given to changing the therapeutic regimen, including possibly discontinuing the medication, in patients whose depression is persistently worse, or who are experiencing emergent suicidality or symptoms that might be precursors to worsening depression or suicidality, especially if these symptoms are severe, abrupt in onset, or were not part of the patient’s presenting symptoms.

Families and caregivers of patients being treated with antidepressants for major depressive disorder or other indications, both psychiatric and nonpsychiatric, should be alerted about the need to monitor patients for the emergence of anxiety, agitation, irritability, unusual changes in behavior, and other symptoms, as well as the emergence of suicidality, and to report such symptoms immediately to healthcare providers. Such monitoring should include daily observation by families and caregivers. Prescriptions should be written for the smallest quantity of tablets consistent with good patient management, in order to reduce the risk of overdose.

Neuropsychiatric Symptoms and Suicide Risk in Smoking Cessation Treatment

Not approved for smoking cessation treatment, but serious neuropsychiatric symptoms have been reported in patients taking bupropion for smoking cessation. These have included changes in mood (including depression and mania), psychosis, hallucinations, paranoia, delusions, homicidal ideation, hostility, agitation, aggression, anxiety, and panic, as well as suicidal ideation, suicide attempt, and completed suicide. Observe patients for the occurrence of neuropsychiatric reactions. Instruct patients to contact a healthcare professional if such reactions occur.

Seizures

Can cause seizures. The risk of seizure is dose-related. Discontinue treatment and do not restart in patients who experience a seizure. Caution should be used when prescribing to patients with predisposing factors that may increase the risk of seizure, including: history of head trauma or prior seizure, severe stroke, arteriovenous malformation, central nervous system tumor or infection, or metabolic disorders (e.g., hypoglycemia, hyponatremia, severe hepatic impairment, and hypoxia); excessive use of alcohol or sedatives, addiction to cocaine or stimulants, or withdrawal from sedatives; patients with diabetes treated with insulin and/or oral diabetic medications (sulfonylureas and meglitinides) that may cause hypoglycemia; concomitant administration of medications that may lower the seizure threshold, including other bupropion products, antipsychotics, tricyclic antidepressants, theophylline, systemic steroids.

Clinical experience with bupropion suggests that the risk of seizure may be minimized by adhering to the recommended dosing recommendations, in particular: the total daily dose does not exceed 360 mg of the bupropion component (i.e., four tablets per day); the daily dose is administered in divided doses (twice daily); the dose is escalated gradually; no more than two tablets are taken at one time; coadministration with high-fat meals is avoided; if a dose is missed, a patient should wait until the next scheduled dose to resume the regular dosing schedule.

Patients Receiving Opioid Analgesics

Vulnerability to Opioid Overdose: Should not be administered to patients receiving chronic opioids, due to the naltrexone component, which is an opioid receptor antagonist. If chronic opiate therapy is required, treatment should be stopped. In patients requiring intermittent opiate treatment, therapy should be temporarily discontinued and lower doses of opioids may be needed. Patients should be alerted that they may be more sensitive to opioids, even at lower doses, after treatment is discontinued. An attempt by a patient to overcome any naltrexone opioid blockade by administering large amounts of exogenous opioids is especially dangerous and may lead to a fatal overdose or life-threatening opioid intoxication (e.g., respiratory arrest, circulatory collapse). Patients should be told of the serious consequences of trying to overcome the opioid blockade.

Precipitated Opioid Withdrawal: An opioid-free interval of a minimum of 7 to 10 days is recommended for patients previously dependent on short-acting opioids, and those patients transitioning from buprenorphine or methadone may need as long as two weeks. Patients should be made aware of the risks associated with precipitated withdrawal and encouraged to give an accurate account of last opioid use.

Increase in Blood Pressure (BP) and Heart Rate (HR)

Can cause an increase in systolic BP, diastolic BP, and/or resting HR. These events were observed in both patients with and without evidence of preexisting hypertension. In clinical practice with other bupropion-containing products, hypertension, in some cases severe and requiring acute treatment, has been reported. Blood pressure and pulse should be measured prior to starting therapy with CONTRAVE and should be monitored at regular intervals consistent with usual clinical practice, particularly among patients with cardiac or cerebrovascular disease and/or with controlled hypertension prior to treatment.

Allergic Reactions

Anaphylactoid/anaphylactic reactions and symptoms suggestive of delayed hypersensitivity have been reported with bupropion, as well as rare spontaneous reports of erythema multiforme, Stevens-Johnson syndrome, and anaphylactic shock. Instruct patients to discontinue and consult a healthcare provider if they develop an allergic or anaphylactoid/anaphylactic reaction (e.g., skin rash, pruritus, hives, chest pain, edema, or shortness of breath) during this treatment.

Hepatotoxicity

Cases of hepatitis, clinically significant liver dysfunction, and transient asymptomatic hepatic transaminase elevations have been observed with naltrexone exposure. Patients should be warned of the risk of hepatic injury and advised to seek medical attention if they experience symptoms of acute hepatitis. Discontinue in the event of symptoms/signs of acute hepatitis.

Activation of Mania

Bupropion is a drug used for the treatment of depression. Antidepressant treatment can precipitate a manic, mixed, or hypomanic episode. The risk appears to be increased in patients with bipolar disorder or who have risk factors for bipolar disorder. Prior to initiating therapy, screen patients for history of bipolar disorder and the presence of risk factors for bipolar disorder (e.g., family history of bipolar disorder, suicide, or depression). Not approved for use in treating bipolar depression.

Angle-Closure Glaucoma

The pupillary dilation that occurs following use of many antidepressant drugs, including bupropion, may trigger an angle-closure attack in a patient with anatomically narrow angles who does not have a patent iridectomy.

Hypoglycemia with Use of Antidiabetic Medications

Weight loss may increase the risk of hypoglycemia in patients with type 2 diabetes mellitus treated with insulin and/or insulin secretagogues (e.g., sulfonylureas). Measurement of blood glucose levels prior to starting therapy and during treatment is recommended in patients with type 2 diabetes. Decreases in medication doses for antidiabetic medications which are non-glucose-dependent should be considered to mitigate the risk of hypoglycemia.

Adverse Reactions

Most common adverse reactions (>5%) include: nausea (32.5%), constipation (19.2%), headache (17.6%), vomiting (10.7%), dizziness (9.9%), insomnia (9.2%), dry mouth (8.1%), and diarrhea (7.1%).

Drug Interactions

Increased risk of hypertensive reactions can occur when used concomitantly with MAOIs. Use caution and consider dose reduction of drugs metabolized by CYP2D6. Avoid concomitant use with CYP2B6 inducers. Reduce dose when taken with CYP2B6 inhibitors. Dose with caution when used with drugs that lower seizure threshold. Use caution and monitor for CNS toxicity when using concomitantly with dopaminergic drugs (levodopa and amantadine). Can cause false positive urine test results for amphetamines.

Indication and Usage for Contrave in the United States

CONTRAVE is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of:

30 kg/m2 or greater (obese) or

27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbidity (e.g., hypertension, type 2 diabetes mellitus, or dyslipidemia)

Limitations of Use

The effect of CONTRAVE on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of CONTRAVE in combination with other products intended for weight loss, including prescription drugs, over-the-counter drugs, and herbal preparations, have not been established.

Please see accompanying full Prescribing Information and Medication Guide for CONTRAVE.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088.

Indication and Usage of MYSIMBA in the European Union

MYSIMBA is indicated, as an adjunct to a reduced-calorie diet and increased physical activity, for the management of weight in adult patients (≥18 years) with an initial Body Mass Index (BMI) of

•	≥ 30 kg/m2 (obese), or

•	≥ 27 kg/m2 to < 30 kg/m2 (overweight) in the presence of one or more weight-related co-morbidities (e.g., type 2 diabetes, dyslipidaemia, or controlled hypertension)

Treatment with MYSIMBA should be discontinued after 16 weeks if patients have not lost at least 5% of their initial body weight.

Please see Summary of Product Characteristics and more information about MYSIMBA for EU patients available at:

http://www.ema.europa.eu/ema/index.jsp?curl=pages/medicines/human/medicines/003687/human_med_001845.jsp&mid=WC0b01ac 058001d124

Mysimba™ and Contrave ® are trademarks of Orexigen Therapeutics, Inc. registered with the U.S. Patent and Trademark Office.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. Orexigen’s first product, Contrave® (naltrexone HCl and bupropion HCl extended release), was approved in the United States in September 2014 and became the most prescribed branded obesity medication in the United States in June 2015. In the European Union, the drug has been approved under the brand name Mysimba® (naltrexone HCl/ bupropion HCl prolonged release). Orexigen is undertaking a range of development and commercialization activities, both on its own and with strategic partners, to bring Contrave / Mysimba to patients around the world. Further information about Orexigen can be found at www.orexigen.com

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: the potential success of marketing and commercialization of Contrave/Mysimba in the United States and elsewhere; the potential growth of Contrave/Mysimba prescriptions in 2017; the Company’s strategic plans and initiatives; the potential for Orexigen and its partners to obtain regulatory approvals for and successfully commercialize Contrave and Mysimba in additional markets outside the United States; the potential success of the Company’s pilot telemedicine program; the potential timing and success of a home-delivery pharmacy program; and the potential to maximize operational efficiencies by carefully managing operating expenses. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the potential that the marketing and commercialization of Contrave/Mysimba will not be successful, particularly, with respect to Contrave, in the U.S. following the launch of the patient-focused marketing campaign; the Company’s ability to obtain and maintain partnerships and marketing authorization globally; our ability to adequately inform consumers about Contrave; our ability to successfully commercialize Contrave with a specialty sales force in the United States; our ability to successfully complete the post-marketing requirement studies for Contrave; the capabilities and performance of various third parties on which we rely for a number of activities related to the manufacture, development and commercialization of Contrave/Mysimba; the therapeutic and commercial value of Contrave/Mysimba; competition in the global obesity market, particularly from existing and generic therapies; the Company’s failure to successfully acquire, develop and market additional product candidates or approved products; our ability to obtain and maintain global intellectual property protection for Contrave and Mysimba; legal or regulatory proceedings against Orexigen, as well as potential reputational harm, as a result of misleading public claims about Orexigen; our ability to maintain sufficient capital to fund our operations for the foreseeable future; the potential for a Delaware court to determine that one or more of the patents are not valid or that Actavis’ proposed generic product is not infringing each of the patents at issue; and other risks described in Orexigen’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks will be included under the heading “Risk Factors” in Orexigen’s Annual Report on Form 10-K which we intend to file with the Securities and Exchange Commission on or about March 29, 2017 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s web site (www.orexigen.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: Orexigen Therapeutics, Inc.

Orexigen Investor Contact:

Jason Keyes, Chief Financial Officer

+1-858- 875-8600

ir@orexigen.com

Orexigen Media Contact:

Erika Hackmann

Y&R

+1-917-538-3375

erika.hackmann@yr.com

Orexigen Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and par value amounts)

	December 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$92,494	$155,422
Accounts receivable	1,102	6,828
Investment securities, available-for-sale	11,499	58,589
Restricted cash and investments	90,005	—
Inventory	23,193	10,802
Prepaid expenses and other current assets	6,168	2,254

Total current assets	224,461	233,895
Property and equipment, net	1,044	1,284
Intangible assets	76,061	—
Other long-term assets	2,835	1,013
Restricted cash	188	138

Total assets	$304,589	$236,330

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,210	$6,485
Accrued clinical trial expenses	—	5,820
Accrued expenses	30,412	10,323
Contingent consideration	15,000	—
Deferred revenue, current portion	4,738	9,613

Total current liabilities	65,360	32,241
Long-term contingent consideration	6,800	—
Long-term convertible debt	64,279	87,870
Long-term convertible debt, at fair value	101,900	—
Deferred revenue, less current portion	5,863	82,691
Other long-term liabilities	—	150
Commitments and contingencies
Series Z preferred stock, $.001 par value, 219,994 and no shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	3,343	—
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized at December 31, 2016 and 2015, 219,994 shares and no shares issued and outstanding at December 31, 2016 and 2015, respectively	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized at December 31, 2016 and 2015; 14,616,751 and 14,554,592 shares issued and outstanding at December 31, 2016 and 2015, respectively	15	15
Additional paid-in capital	698,229	653,835
Accumulated other comprehensive income (loss)	4,011	215
Accumulated deficit	(645,211)	(620,687)

Total stockholders’ equity	57,044	33,378

Total liabilities and stockholders’ equity	$304,589	$236,330

Orexigen Therapeutics, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Collaborative agreement	$76	$2,340	$5,795	$13,865
Royalties	—	2,592	5,931	10,594
Net product sales	13,807	—	21,983	—

Total revenues	13,883	4,932	33,709	24,459
Cost of product sales	4,271	—	7,995	—
Operating expenses:
Research and development	6,719	5,584	38,023	40,750
Selling, general and administrative	41,938	12,260	118,583	43,762
Pre-existing settlement gain	—	—	(80,229)	—
Amortization expense of intangible assets	1,899	—	3,307	—
Change in fair value of contingent consideration	2,000	—	3,000	—

Total operating expenses	52,556	17,844	82,684	84,512

Loss from operations	(42,944)	(12,912)	(56,970)	(60,053)
Other income (expense):
Interest income	97	32	622	227
Interest expense	(1,972)	(1,902)	(7,850)	(7,446)
Change in fair value of financial instruments	7,700	—	25,400	—
Foreign currency gain (loss), net	(5,644)	(1,651)	(3,880)	(39)
Gain on extinguishment of debt	18,287	—	18,287	—

Total other income (expense)	18,468	(3,521)	32,579	(7,258)
Net loss before income taxes	(24,476)	(16,433)	(24,391)	(67,311)

Income taxes	133	1,376	133	1,376

Net loss	$(24,609)	$(17,809)	$(24,524)	$(68,687)

Net loss per share - basic and diluted	$(1.69)	$(1.22)	$(1.68)	$(5.24)

Shares used in computing net loss per share - basic and diluted	14,594	14,548	14,576	13,113

Orexigen Therapeutics, Inc.

Reconciliation of GAAP to Non-GAAP

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2016	2015
GAAP Operating expenses	$(52,556)	$(17,844)
Adjustments:
Amortization expense of intangible assets	1,899	—
Change in fair value of contingent consideration	2,000	—

Adjusted Non-GAAP Operating expenses	$(48,657)	$(17,844)

	Year Ended December 31,
	2016	2015
GAAP Operating expenses	$(82,684)	$(84,512)
Adjustments:
Pre-existing settlement gain	(80,229)	—
Amortization expense of intangible assets	3,307	—
Change in fair value of contingent consideration	3,000	—

Adjusted Non-GAAP Operating expenses	$(156,606)	$(84,512)